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                                                                    EXHIBIT 99.1


Monday November 8, 9:29 pm Eastern Time

Company Press Release

SOURCE: Johnson & Johnson

Johnson & Johnson Announces the Acquisition of Innovasive Devices, Inc.

NEW BRUNSWICK, N.J., Nov. 8 /PRNewswire/ -- Johnson & Johnson (NYSE: JNJ -news), the worldwide manufacturer of health care products, and Innovasive Devices, Inc., (Nasdaq: IDEA - news), a manufacturer of surgical devices and instrumentation, today announced that they have entered into a definitive merger agreement pursuant to which Johnson & Johnson will acquire Innovasive Devices.

Under the agreement, a wholly owned subsidiary of Johnson & Johnson will be merged with and into Innovasive Devices of Marlborough, Massachusetts, in accordance with Massachusetts law. Innovasive Devices will become a wholly owned subsidiary of Johnson & Johnson and will operate as a part of the Ethicon franchise, which manufactures and markets surgical devices.

The transaction will be accounted for under the purchase method and is valued at approximately $85 million. Innovasive shareholders will receive $8.25 in Johnson & Johnson stock for each share of Innovasive held.

Innovasive Devices manufactures and sells devices for sports medicine surgery, an area addressing soft tissue injuries in the knee, shoulder and other small joints.

"The addition of Innovasive Devices further broadens our offering of innovative surgical solutions for our customers," said Clifford Holland, Ethicon president.

"We reviewed several strategic options to sustain revenue growth and return on assets and believe this merger best benefits our shareholders, employees, surgeon customers and their patients," said Rick Randall, Innovasive Devices president and chief executive officer.

The merger is subject to customary conditions, including approval by a majority of the shareholders of Innovasive Devices and Hart-Scott-Rodino clearance. The companies expect the transaction to be complete during the first quarter of 2000.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include general industry and market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign healthcare reforms; trends toward managed care and healthcare cost containment, and governmental laws and regulations affecting domestic and
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foreign operations. A further list and description of these risks, uncertainties and other factors can be found in a Cautionary Statement filed as an Exhibit to the company's report on Form 10Q for the quarter ended July 4, 1999. Copies of this Form 10Q are available on request from the company. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.)